Onestop Assurance PAC
Co. Registration No.: 201823302D
10 Anson Road #21-14
International Plaza
Singapore, 079903
Email: contact@onestop-audit.com
Website: www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in the Annual Report on Form 20-F of our report dated May 15, 2025, relating to the consolidated balance sheets of SKK Holdings and its subsidiaries as of December 31, 2024 and 2023, and the related consolidated statement of operations and comprehensive income, changes in shareholder's equity, and cash flows for the years ended December 31, 2024 and 2023 and the related notes, which appears in this Form 20-F.

Onestop Assurance PAC

OneStop Assurance PAC
Singapore
November 25, 2025